                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-04385


PROSPECTUS SUPPLEMENT
(To Prospectus dated June 18, 1996)

                                  $150,000,000

                                K N ENERGY, INC.
                     6.67% DEBENTURES DUE NOVEMBER 1, 2027
                             ---------------------
     Interest on the 6.67% Debentures due November 1, 2027 (the "Debentures") is payable semiannually on May 1 and November 1 of each year, commencing May 1, 1998. The Debentures will not be subject to any sinking fund. The Debentures will be redeemable, as a whole or in part, at the option of K N Energy, Inc. (the "Company" or "K N") at any time after November 1, 2004, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus 12.5 basis points, plus in each case accrued interest to the date of redemption. See "Description of Debentures -- Redemption by the Company." The Debentures will be redeemable at the option of the registered holders thereof in integral multiples of $1,000 on November 1, 2004, at a redemption price of 100% of their principal amount plus accrued interest thereon to the redemption date. Notice of such election must be made no earlier than October 1, 2004 and no later than October 15, 2004, and, once given, such notice will be irrevocable. See "Description of Debentures -- Redemption by the Holders."

     The Debentures will be represented by one global certificate registered in the name of the nominee of The Depository Trust Company ("DTC") and such nominee will be the sole holder of the Debentures. The Debentures will not be issued in definitive registered form except in limited circumstances. Settlement for the Debentures will be made in immediately available funds. So long as the Debentures are subject to DTC's book-entry system, secondary market trading activity in the Debentures will settle in immediately available funds. See "Description of Debentures -- Book-Entry Only System."

     The Debentures are an issue of the Company's Debt Securities described in the accompanying Prospectus (the "Prospectus") to which this Prospectus Supplement relates.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                          PUBLIC(1)               DISCOUNT(2)           THE COMPANY(1)(3)
-------------------------------------------------------------------------------------------------------------
Per Debenture.....................           100%                    .625%                   99.375%
-------------------------------------------------------------------------------------------------------------
Total.............................       $150,000,000               $937,500               $149,062,500
=============================================================================================================

(1) Plus accrued interest, if any, from October 27, 1997.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting estimated expenses of $150,000 payable by the Company.

                             ---------------------

     The Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made through the book-entry facilities of DTC on or about October 27, 1997.

                             ---------------------

MERRILL LYNCH & CO.                                           J. P. MORGAN & CO.
                             ---------------------

          The date of this Prospectus Supplement is October 22, 1997.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF DEBENTURES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             ---------------------

               INCORPORATION OF ADDITIONAL DOCUMENTS BY REFERENCE

     In addition to the documents referred to in the Prospectus under "Incorporation of Certain Documents by Reference," the Company incorporates herein by reference the following documents filed by it (File No. 1-6446) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Amendment No. 1 thereto, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and (iii) Current Reports on Form 8-K filed with the Commission on January 23 and 28, 1997.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Debentures offered hereby (after deducting the underwriting discount and expenses payable by the Company) are estimated at $148.9 million. The Company intends to apply the net proceeds to reduce short-term indebtedness of the Company incurred to finance capital expenditures. As of October 21, 1997, the Company had $311 million of short-term indebtedness outstanding, with an approximate weighted average annual interest rate of 5.7%.

     The Company regularly evaluates acquisition opportunities to implement its growth strategy, and any acquisition pursued by the Company could require it to issue additional debt or equity securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown.

 SIX MONTHS         YEARS ENDED DECEMBER 31,
    ENDED       --------------------------------
JUNE 30, 1997   1996   1995   1994   1993   1992
-------------   ----   ----   ----   ----   ----
    2.45        3.21   3.07   1.69   2.41   2.61

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of net income, taxes and fixed charges. Fixed charges are interest, amortization of debt discount, premium and expense, preferred stock dividends of a subsidiary, and the estimated interest portion of rental charges. The allowance for borrowed funds used during construction recognized for gas utility operations has been added to fixed charges and is included in earnings.

                                  THE COMPANY

     The Company and its subsidiaries constitute an integrated energy services company with operations that include natural gas gathering, processing, marketing, field services, storage and transportation and energy commodity sales of natural gas and natural gas liquids. The Company and its subsidiaries also sell innovative products and services, such as the Simple Choice(SM) menu of products and call center services designed for consumers, utilities and commercial entities. The Company and its subsidiaries have operations in nine states in the Rocky Mountain and Mid-Continent regions.

     The executive offices of the Company are located at 370 Van Gordon Street, Lakewood, Colorado 80228, and its telephone number is (303) 989-1740.

     Additional information concerning the Company and its subsidiaries is included in the Company reports and other documents incorporated by reference in this Prospectus Supplement and the Prospectus. See "Incorporation of Additional Documents by Reference" in this Prospectus Supplement and "Available Information" and "Incorporation of Certain Documents by Reference" in the Prospectus.

                           DESCRIPTION OF DEBENTURES

     The following description of the particular terms of the Debentures (referred to in the Prospectus as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Securities set forth in the Prospectus, to which description reference is hereby made. Capitalized terms defined in the Prospectus have the same meanings when used here.

GENERAL

     The Debentures will be Senior Debt Securities. The maximum aggregate principal amount of Debentures which may be issued is limited to $150,000,000. The Debentures will mature November 1, 2027. Interest at the annual rate set forth on the cover page of this Prospectus Supplement is to accrue from October 27, 1997, and is to be payable semiannually on May 1 and November 1, commencing May 1, 1998, to the Persons in whose names the Debentures are registered at the close of business on the preceding April 15 or October 15, respectively. All payments on the Debentures will be made in U.S. dollars. Principal of, premium, if any, and interest on the Debentures will be payable, and the Debentures will be transferable, at the office or agency of the Company maintained for such purposes, which initially will be the corporate trust office of the Trustee, which is currently located at One Illinois Center, 111 East Wacker Drive, Suite 3000, Chicago, Illinois 60601.

BOOK-ENTRY ONLY SYSTEM

     The Debentures will be issuable only as Registered Securities and will be represented by one certificate (the "Global Security") to be registered in the name of the nominee of DTC or any successor depository (the "Depository"). The Depository will maintain the Debentures in denominations of $1,000 and integral multiples thereof through its book-entry facilities. See "Description of Debt Securities -- Provisions Applicable to Both Senior and Subordinated Debt Securities -- Global Debt Securities" in the accompanying Prospectus for additional information concerning the Global Security. In accordance with its normal procedures, the Depository will record the interests of each Depository participating firm ("Participant") in the Debentures, whether held for its own account or as a nominee for another Person.

     So long as the nominee of the Depository is the registered owner of the Debentures, such nominee will be considered the sole owner or holder of the Debentures for all purposes under the Indenture and any applicable laws. Except as otherwise provided below, a Beneficial Owner, as hereinafter defined, of interests in the Debentures will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the Debentures under the Indenture. A Beneficial Owner is the Person who has the right to sell, transfer or otherwise dispose of an interest in the Debentures and the right to receive the proceeds therefrom, as well as interest, principal and premium (if any) payable in respect thereof. A Beneficial Owner's interest in the Debentures will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such Beneficial Owner's account for such purpose. In turn, the Participant's interest in such Debentures will be recorded, in integral multiples of $1,000, on the records of the Depository. Therefore, the Beneficial Owner must rely on the foregoing arrangements to evidence its interest in the Debentures. Beneficial ownership of the Debentures may be transferred only by compliance with the procedures of a Beneficial Owner's Participant (e.g., brokerage firm) and the Depository. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the foregoing ability to transfer beneficial interests in the Global Security.

     All rights of ownership must be exercised through the Depository (including the exercise of a right of redemption at the holder's option) and the book-entry system and notices that are to be given to registered owners by the Company or the Trustee will be given only to the Depository. It is expected that the Depository will forward the notices to the Participants by its usual procedures, so that Participants may forward such notices to the Beneficial Owners. Neither the Company nor the Trustee will have any responsibility or obligation to assure that any notices are forwarded by the Depository to any Participant or by any Participant to the Beneficial Owners.

     DTC has advised the Company and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York

Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

     Settlement for the Debentures will be made in immediately available funds. So long as the Debentures are subject to DTC's book-entry system, secondary market trading activity in the Debentures will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

REDEMPTION BY THE COMPANY

     The Debentures will be redeemable, as a whole or in part, at the option of the Company at any time after November 1, 2004, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (disregarding the holders' optional redemption right) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 12.5 basis points, plus in each case accrued interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means Merrill Lynch, Pierce, Fenner & Smith Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Holders of Debentures to be redeemed at the option of the Company will receive notice thereof by first-class mail at least 30 and not more than 45 days prior to the date fixed for redemption.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

     The Debentures will not be subject to any sinking fund.

REDEMPTION BY THE HOLDERS

     Any registered holder of the Debentures will have the right to require the Company to redeem all or any portion (in integral multiples of $1,000) of such registered holder's Debentures on November 1, 2004 (the "Put Redemption Date"), at a redemption price of 100% of their principal amount plus accrued interest thereon to the Put Redemption Date.

     In order to exercise such an election, a holder must deliver to the Trustee, at its corporate trust office in Chicago, the Debenture as to which an election is being made, together with a duly signed and completed notice of election to have such Debenture, or a portion thereof, redeemed by the Company. Such Debenture and such notice of exercise of a redemption option must be delivered to the Trustee no earlier than October 1, 2004 and no later than October 15, 2004.

     Once made, the exercise of a redemption option by a holder of a Debenture will be irrevocable. Such option may be exercised with respect to less than the entire principal amount of a Debenture, but any such redemption in part must be in integral multiples of $1,000.

     So long as the Debentures are represented by the Global Security, the Depository (or its nominee) will be the holder thereof entitled to exercise a right to redemption. In order to ensure that the Depository (or its nominee) will exercise in a timely manner a right to redemption with respect to a particular Debenture, the Beneficial Owner of an interest in such Debenture must instruct the broker or other direct or indirect Participant through which it holds an interest in such Debenture to notify the Depository of its desire to exercise a right to redemption. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each such Beneficial Owner should consult the broker or other direct or indirect Participant through which it holds an interest in the Global Security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depository.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Debenture for redemption will be determined by the Company, whose determination will be final and binding.

DEFEASANCE

     The Debentures will be subject to defeasance and discharge and to covenant defeasance as provided under "Description of Debt Securities -- Provisions Applicable to Both Senior and Subordinated Debt Securities -- Defeasance" in the Prospectus.

TRUSTEE

     First Trust National Association is the successor Trustee under the Indenture.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Debentures set forth after their names below.

                                                                PRINCIPAL
                                                                 AMOUNT
            UNDERWRITERS                                      OF DEBENTURES
            ------------                                      -------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................   $ 75,000,000
J.P. Morgan Securities Inc..................................     75,000,000
                                                               ------------
            Total...........................................   $150,000,000
                                                               ============

     In the Purchase Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all the Debentures offered hereby if any Debentures are purchased. The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .375% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Debentures will not be listed on any securities exchange, and there can be no assurance that there will be a secondary market for the Debentures. From time to time the Underwriters may make a market in the Debentures. However, at this time no determination has been made as to whether or not the Underwriters will make a market in the Debentures.

     In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures.

     Until the distribution of the Debentures is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Debentures. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Debentures. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debentures. If the Underwriters create a short position in the Debentures in connection with the offering, i.e., if they sell more Debentures than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Debentures in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make in respect of such liabilities.

     J.P. Morgan Securities Inc. is an affiliate of Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), which is a lender and agent bank under the Company's primary revolving credit agreement, and in such capacities Morgan Guaranty receives customary fees and other compensation. In addition, the Underwriters and their respective affiliates may provide or have provided banking, advisory and other financial services for the Company in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of the Debentures will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, and for the Underwriters by Shearman & Sterling, New York, New York. Vinson & Elkins L.L.P. and Shearman & Sterling will rely as to matters of Kansas law on Polsinelli, White, Vardeman & Shalton, Kansas City, Missouri.

PROSPECTUS

                                K N ENERGY, INC.

                                DEBT SECURITIES
                                  COMMON STOCK

                         ------------------------------

     K N Energy, Inc. ("K N" or the "Company") may offer and sell from time to time, in one or more series, its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). Both the Company and its largest stockholder, Cabot Corporation (the "Selling Stockholder"), may also offer and sell from time to time shares of its common stock, par value $5.00 per share (the "Common Stock"). The aggregate initial offering prices of the Debt Securities and the Common Stock offered by the Company hereby (the "Securities") will not exceed $300,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit, and the number of shares of Common Stock offered by the Selling Stockholder hereby will not exceed 500,000. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     If the offering and sale of Securities in respect of which this Prospectus is being delivered includes a series of Debt Securities, then the terms of such series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, ranking as senior or subordinated Debt Securities, maturity, interest rate or rates (or method of determining the same) and time or times of payment of any interest, any terms for optional or mandatory redemption, which may include redemption at the option of holders upon the occurrence of certain events, conversion into Common Stock, or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series of Debt Securities will be set forth in a Prospectus Supplement. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency or currency unit, or in amounts determined by reference to an index.

     The Securities may be sold directly by the Company or the Selling Stockholder to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution". If any agents of the Company or the Selling Stockholder or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. The Company will not receive any of the proceeds from the sale of any Common Stock by the Selling Stockholder. See "Use of Proceeds."

     Debt Securities may be issued in registered form or bearer form with or without interest coupons attached, or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

                         ------------------------------

     The Common Stock is traded on the New York Stock Exchange under the symbol "KNE." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                         ------------------------------

     This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                  THE DATE OF THE PROSPECTUS IS JUNE 18, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statements for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statements or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-6446) pursuant to the Exchange Act are incorporated by reference and made a part hereof:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; and

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to the office of the Treasurer, K N Energy, Inc., P.O. Box 281304, Lakewood, Colorado 80228-8304, telephone number (303) 989-1740.

                                  THE COMPANY

     The Company and its subsidiaries constitute principally an integrated natural gas enterprise with operations in the states of Colorado, Kansas, Montana, Nebraska, Oklahoma, Texas and Wyoming. As an integrated organization, the Company and its subsidiaries participate in all phases of the natural gas business from reserve development and gas gathering to the gathering of field supplies, transmission to markets and distribution to both industrial and retail customers. In addition, certain of the Company's subsidiaries engage in energy marketing.

     K N was incorporated under the laws of the State of Kansas in 1927. The address of its principal executive offices is 370 Van Gordon Street, P. O. Box 281304, Lakewood, Colorado 80228-8304 and its telephone number is (303) 989-1740.

                                USE OF PROCEEDS

     Except as may otherwise be described in the Prospectus Supplement relating to an offering of Securities, the net proceeds from the sale of the Securities offered by the Company pursuant to this Prospectus and such Prospectus Supplement (the "Offered Securities") will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of Securities by the Company to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

     The Company will not receive any proceeds from the sale of any Common Stock by the Selling Stockholder.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown.

 THREE MONTHS                   YEARS ENDED DECEMBER 31,
ENDED MARCH 31,   ----------------------------------------------------
     1996           1995       1994       1993       1992       1991
---------------   --------   --------   --------   --------   --------
      3.73         3.07       1.69       2.41       2.61       2.70

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings are the sum of net income (from continuing operations), taxes and fixed charges. Fixed charges are interest, amortization of debt discount, premium and expense, preferred stock dividends of a subsidiary, and the estimated interest portion of rental charges. The allowance for borrowed funds used during construction recognized for gas utility operations has been added to fixed charges and is included in earnings. A statement setting forth the computation of the ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt ("Senior Debt Securities"), under an Indenture dated as of November 20, 1993 (the "Senior Debt Indenture"), between the Company and First Trust of Illinois, National Association, as successor trustee, and, in the case of Debt Securities that will be subordinated debt ("Subordinated Debt Securities"), under a Subordinated Indenture dated as of May 15, 1996 (the "Subordinated Debt Indenture"), between the Company and First Trust of Illinois, National Association, as trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." First Trust of Illinois, National Association (and any successor thereto as trustee under the Indentures) is hereinafter referred to as the "Trustee." The Indentures are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination and conversion.

     The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described therein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Debt Securities will be unsecured senior or subordinated obligations of the Company and may be issued from time to time in one or more series. The Indentures do not limit the amount of Debt Securities, debentures, notes or other types of indebtedness that may be issued by the Company or any of its subsidiaries nor do they restrict transactions between the Company and its affiliates or the payment of dividends or other distributions by the Company to its stockholders. The rights of the Company's creditors, including holders of Debt Securities, will be limited to the assets of the Company and will not be an obligation of any of its Subsidiaries. In addition, other than as may be set forth in any Prospectus Supplement, the Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as either Senior Debt Securities or Subordinated Debt Securities; (iii) whether the Offered Debt Securities that constitute Subordinated Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described herein, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) any limit on the aggregate principal amount of the Offered Debt Securities; (v) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be in permanent global form; (vi) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (vii) the date or dates on which the Offered Debt Securities will mature; (viii) the rate or rates per annum (or the method by which such will be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (ix) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Offered Debt Security on an Interest Payment Date will be paid; (x) any mandatory or optional sinking fund or analogous provisions; (xi) each office or agency where, subject to the terms of the Indentures as described below under "Payment and Paying Agents", the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indentures as described below under "Form, Exchange, Registration and Transfer", the Offered Debt Securities may be presented for registration of transfer or exchange; (xii) the right of the Company to redeem the Offered Debt Securities at its option and the period or periods, if any, within which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption; (xiii) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (xiv) the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the Offered Debt Securities is payable; (xv) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xvi) information with respect to book-entry procedures, if any; and (xvii) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations and other terms and restrictions applicable to any Debt Securities which are issued in bearer form, offered exclusively to United States Aliens or denominated in other than United States dollars, will be set forth in a Prospectus Supplement relating thereto.

     Form, Exchange, Registration and Transfer. Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201) The Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form. (Section 201)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company will serve initially as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the date of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

     Payment and Paying Agents. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, in the manner indicated in such Prospectus Supplement. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan. The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307, 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Company, at its principal executive offices in Lakewood, Colorado will act as its own Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

     Global Debt Securities. Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole by the depository for such global Debt Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more global Debt Securities will be described in the Prospectus Supplement relating to such series.

     Events of Default. Any one of the following events constitutes an Event of Default under each Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in such Indenture (other than a covenant included in such Indenture solely for the benefit of series of any Debt Securities other than that series), continued for 90 days after written notice as provided in such Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series (Section 501)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     Each Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series; provided, however, that the Trustee is not obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under each Indenture and as to any default in such performance. (Section 1007)

     Defeasance. If so specified with respect to any particular series of Debt Securities issued under an Indenture, the Company may discharge its indebtedness and its obligations or certain of its obligations under such Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United State of America with the Trustee. (Sections 1301-1303)

     Defeasance and Discharge. Each Indenture provides that, if so specified with respect to the Debt Securities of any series issued under such Indenture (other than convertible Subordinated Debt Securities), the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. (Sections 1302, 1304) Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of such Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

     Covenant Defeasance. Each Indenture also provides that, if so specified with respect to the Debt Securities of any series issued thereunder, the Company may omit to comply with certain restrictive covenants, including (in the case of the Senior Debt Indenture) the covenant described under "Limitation on Liens" below, but excluding (in the case of the Subordinated Debt Indenture) any applicable obligation of the Company respecting the conversion of Debt Securities of such series into Common Stock, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. The obligations of the Company under such Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. (Section 1304)

     Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event the Company exercises its option to omit compliance with the covenants defeased with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the applicable Indenture.

     Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of Debt Securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities.

     Meetings, Modification and Waiver. Modifications and amendments of either Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) change the Redemption Date with respect to any Debt Security, (c) reduce the principal amount of, or premium or interest on, any Debt Security, (d) change any obligation of the Company to pay additional amounts, (e) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (g) change the redemption right of any Holder, (h) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or any conversion right with respect thereto, (i) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (j) reduce the requirements contained in such Indenture for quorum or voting, (k) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture, (l) adversely affect the right to convert Subordinated Debt Securities, if applicable, or (l) modify any of the above provisions. (Section 902)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "-- Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture under which such series has been issued. (Section 1008) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive any past default under the applicable Indenture with respect to any Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the Holders for quorum purposes, (i) the principal amount of an Original Issue Discount Security that is deemed to be Outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

     Each Indenture contains provisions for convening meetings of the Holders of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Outstanding Securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the Holders of such specified percentage in aggregate principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of any series duly held in accordance with the applicable Indenture will be binding on all Holders of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Securities of a series. (Section 1404)

     Consolidation, Merger and Sale of Assets. The Company, without the consent of the Holders of any of the outstanding Securities under either Indenture, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Securities and under such Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

     Notices. Except as otherwise provided in the Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Bearer Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

     Title. Title to any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

     Replacement of Securities and Coupons. Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that became destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security and coupons or evidence of destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

     Governing Law. The Indentures, the Debt Securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

     Regarding the Trustee. First Trust of Illinois, National Association, the Trustee under each Indenture, is also trustee under another indenture under which several issues of the Company's debt securities are outstanding.

     Each Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Indentures), it must eliminate such conflict or resign. (Section 608)

     Pursuant to the Trust Indenture Act of 1939, as amended, should a default occur with respect to either the Senior Debt Securities or the Subordinated Debt Securities, First Trust of Illinois, National Association would be required to resign as Trustee under one of the Indentures within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder and will rank senior to all series of Subordinated Debt Securities that may be issued.

     Certain Definitions. For purposes of the following discussion, the following definitions are applicable (Section 101 of the Senior Debt Indenture).

     "Net Tangible Assets" means the total amount of assets appearing on a consolidated balance sheet of the Company and its Subsidiaries less, without duplication: (a) total current liabilities (excluding current maturities of long-term debt and preferred stock); (b) all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal and state income taxes; (c) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset and
(d) all appropriate adjustments on account of minority interests of other Persons holding common stock in any Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any natural gas pipeline, natural gas distribution system, natural gas gathering system or natural gas storage facility located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the business conducted by the Company and its consolidated Subsidiaries taken as a whole.

     "Principal Subsidiary" means any Subsidiary which owns a Principal
Property.

     "Subsidiary" means a corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     Limitation on Liens. The Company covenants in the Senior Debt Indenture that it will not, nor will it permit any Subsidiary to, issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any Principal Property of the Company or any Principal Subsidiary or upon any shares of stock or indebtedness of any Principal Subsidiary (whether such Principal Property, shares or indebtedness was owned on the date of the Senior Debt Indenture or thereafter acquired) without in any such case effectively providing that the Senior Debt Securities shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to: (a) mortgages on any property acquired, constructed or improved by the Company or any Principal Subsidiary after the date of the Senior Debt Indenture which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, provided that in the case of such construction or improvement the mortgages shall not apply to any property theretofore owned by the Company or any Subsidiary other than theretofore unimproved real property; (b) existing mortgages on property acquired (including mortgages on any property acquired from a Person which is consolidated with or merged with or into the Company or a Subsidiary) or mortgages outstanding at the time any corporation becomes a Subsidiary; (c) mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type; (d) mortgages in favor of the Company or any Principal Subsidiary; or (e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in any of the foregoing clauses (a)-(d). (Section 1006 of the Senior Debt Indenture)

     Notwithstanding the foregoing, the Company and any Subsidiary may, without securing the Senior Debt Securities, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt, does not exceed 10% of the Net Tangible Assets, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction prepared by the Company in accordance with generally accepted accounting principles. (Section 1006 of the Senior Debt Indenture)

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of or premium or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default has been cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in capital stock of the Company. (Sections 1601, 1604 and 1605 of the Subordinated Debt Indenture)

     "Senior Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as Indebtedness (as defined below) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain bankruptcy or insolvency proceedings unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws and (e) trade accounts payable. "Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as, with respect to any Person, (a) (i) the principal of and premium and interest, if any, on indebtedness for money borrowed of such Person evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such Person of any indebtedness for money borrowed of any other Person, whether any such indebtedness or guaranty is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred,
(ii) the principal of and premium and interest, if any, on indebtedness for money borrowed, incurred, assumed or guaranteed by such Person in connection with the acquisition by it or any of its subsidiaries of any other business, properties or other assets and
(iii) lease obligations which such Person capitalizes in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (b) any other indebtedness of such Person, including any indebtedness representing the balance deferred and unpaid of the purchase price of any property or interest therein, including any such balance that constitutes a trade account payable, and any guaranty, endorsement or other contingent obligation of such Person in respect of any indebtedness of another, which is outstanding on the date of the Subordinated Debt Indenture or is thereafter created, assumed or incurred by such Person and
(c) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) or (b) above.

     If (i) without the consent of the Company a court shall enter (A) an order for relief with respect to the Company under the United States federal bankruptcy laws, (B) a judgment, order or decree adjudging the Company a bankrupt or insolvent, or (C) an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal bankruptcy laws or state insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of, premium, if any, or interest, if any, on the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Debt Indenture, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of or any premium or interest on the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations. (Section 1601 of the Subordinated Debt Indenture)

     The Prospectus Supplement respecting any series of Subordinated Debt Securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

     Conversion. The Subordinated Debt Indenture may provide for a right of conversion of Subordinated Debt Securities into Common Stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture) The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Debt Securities.

     The holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to maturity, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment. (Section 1502 of the Subordinated Debt Indenture) The holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Subordinated Debt Indenture. Such events include the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Subordinated Debt Indenture); and the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. (Section 1504 of the Subordinated Debt Indenture) The Company has been advised by its counsel, Vinson & Elkins L.L.P., that certain adjustments in the conversion price or conversion rate in accordance with the foregoing provisions may result in constructive distributions to either holders of the Subordinated Debt Securities or holders of Common Stock which would be taxable pursuant to Treasury Regulations issued under section 305 of the Internal Revenue Code of 1986, as amended. The amount of any such taxable constructive distribution would be the fair market value of the Common Stock which is treated as having been constructively received, such value being determined as of the time the adjustment resulting in the constructive distribution is made.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the interest payment date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive. (Sections 1504 and 1502 of the Subordinated Debt Indenture)

     In the case of any consolidation or merger of the Company (with certain exceptions) or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person, each holder of convertible Subordinated Debt Securities, after the consolidation, merger, conveyance, transfer or lease, will have the right to convert such convertible Subordinated Debt Securities only into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, conveyance, transfer or lease, if the holder had held the Common Stock issuable upon conversion of such convertible Subordinated Debt Securities immediately prior to such consolidation, merger, conveyance, transfer or lease. (Section 1505 of the Subordinated Debt Indenture)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     K N is currently authorized by its Restated Articles of Incorporation, as amended (the "K N Charter") to issue 50,000,000 shares of Common Stock, of which 28,398,165 were outstanding on April 30, 1996; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock"), of which 70,000 shares were outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), of which 5,720 shares were outstanding as Class B $8.30 Series Cumulative Preferred Stock on such date.

     The Board of Directors of K N is authorized by the K N Charter to provide, without further stockholder action, for the issuance of one or more series of Class A Preferred Stock and Class B Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including voting power, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions and, in the case of the Class B Preferred Stock, the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of K N. Class A Preferred Stock and Class B Preferred Stock will rank prior to the Common Stock with respect to both dividends and distribution of assets on liquidation, dissolution or winding up of K N.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock of each series shall be entitled to receive in full out of the assets of K N the sum of $100 per share of Class A Preferred Stock, plus any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class A Preferred Stock. K N may, at the option of the Board of Directors, redeem the whole or any part of the Class A Preferred Stock, or of any series thereof at any time or from time to time within the period during which such stock is, according to the K N Charter, or the resolutions of the Board of Directors providing for the issue thereof, redeemable, by paying the redemption price thereof, including any arrearages in dividends thereon to the date fixed for redemption. The Class A $5.00 Cumulative Preferred Stock is redeemable at the price of $105 per share plus accrued and unpaid dividends. Holders of shares of Class A $5.00 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $5.00 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Class B Preferred Stock or the Common Stock.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class B Preferred Stock of each series shall be entitled to receive, subject to the prior rights of the holders of shares of Class A Preferred Stock, the full preferential amount fixed by the K N Charter, or the resolutions of the Board of Directors providing for the issue thereof, including any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class B Preferred Stock.

     K N is required to redeem (at $100 per share, plus accrued and unpaid dividends) 5,714 shares of the Class B $8.30 Series Cumulative Preferred Stock on January 1, 1997 and the remaining 6 shares on January 1, 1998. At the option of K N, this series of Preferred Stock is redeemable, in whole or in part, at $100.87 per share, plus accrued and unpaid dividends, prior to January 2, 1997 and 5,714 shares of the series may be redeemed on January 1, 1997 at $100 per share, plus accrued and unpaid dividends. Upon liquidation, dissolution or winding up of K N, the holders of such series are entitled to receive (subject to the prior rights of the holders of shares of Class A Preferred Stock) $100 plus accrued and unpaid dividends for each such share then outstanding, before any distribution is made on the Common Stock. Holders of shares of Class B $8.30 Series Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $8.30 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Common Stock. Dividends may not be declared or paid or set apart for payment on any series of Class B Preferred Stock, unless there shall be no arrearages in dividends on any series of Class A Preferred Stock entitled to cumulative dividends for any past dividend period and dividends in full for the current dividend period have been paid or declared or set aside for payment on all Class A Preferred Stock.

     In addition, the holders of the Class A Preferred Stock then outstanding have the right to vote separately as a class with respect to (i) certain amendments to the K N Charter or the By-laws of K N which adversely affect the voting powers, rights or preferences of the holders of shares of Class A Preferred Stock, (ii) the creation of any class of stock or any security convertible into or exchangeable for or evidencing the right to purchase any stock ranking prior to or on a parity with, either as to dividends or upon liquidation, the Class A Preferred Stock, or (iii) certain mergers or consolidations of K N with or into any other corporation. For such actions to be taken by K N, including increasing the authorized amount of any class of stock ranking prior to the Class A Preferred Stock, the affirmative vote of the holders of at least 50% of the shares of the Class A Preferred Stock then outstanding would be required. The affirmative vote of at least 50% of the shares of any series of Class A Preferred Stock then outstanding is required for K N to amend the K N Charter or resolutions of the Board of Directors of K N providing for the issue of such series of Class A Preferred Stock so as to affect adversely the powers, preferences or rights of holders of Class A Preferred Stock of such series. The holders of Class B Preferred Stock then outstanding also have the right to a separate vote regarding (a) the events described in the first sentence of this paragraph with regard to such Class B Preferred Stock, requiring the affirmative vote of at least 50% of the shares of Class B Preferred Stock then outstanding, and (b) amendments to the K N Charter, or to resolutions of K N's Board of Directors providing for the issue of any series of Class B Preferred Stock so as to affect adversely the powers, preferences or rights of the holders of such series, requiring the affirmative vote of at least 50% of the shares of such series then outstanding.

     Without the affirmative vote or consent of the holders of all Class B $8.30 Series Cumulative Preferred Stock at the time outstanding, voting or consenting separately as a series, K N is not permitted to (i) issue or reissue any shares of Class A Preferred Stock (other than for purposes of exchanges or transfers) in excess of the first 195,000 shares of Class A Preferred Stock authorized and issued, or (ii) increase above 120,000 the aggregate number of shares constituting the Class B $8.30 Series Cumulative Preferred Stock authorized for issuance, or issue or reissue any shares of such series (other than for purposes of exchanges or transfers) in excess of the first 120,000 shares authorized and issued.

     If dividends are in arrears on the shares of any series of Class A Preferred Stock to which the following provisions are made applicable pursuant to the K N Charter or resolutions of K N's Board of Directors providing for the issue of any such series (i) in an aggregate amount equal to three but less than six full quarterly dividends, then the holders of the shares of all such series of Class A Preferred Stock have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-third of K N's Board of Directors or (ii) in an aggregate amount equal to six full quarterly dividends, then such holders have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-half of K N's Board of Directors plus one additional director, in each case until all arrearages in dividends and dividends in full for the current quarterly period have been paid on or declared and set aside for payment on the shares of such series. These provisions are applicable to the Class A $5.00 Cumulative Preferred Stock. The holders of the outstanding Class B $8.30 Series Cumulative Preferred Stock have the right to elect directors of K N similar to the Class A $5.00 Cumulative Preferred Stock in the event of non-declaration of dividends, for the periods described above, on the Class B $8.30 Series Cumulative Preferred Stock if the holders of the Class A $5.00 Cumulative Preferred Stock are not then entitled to elect directors as described above.

     All outstanding shares of Common Stock are, and any shares of Common Stock newly issued under any Prospectus Supplement will be, validly issued, fully paid and nonassessable. Holders of K N Common Stock,

Class A $5.00 Cumulative Preferred Stock and Class B $8.30 Series Cumulative Preferred Stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Common Stock, Class A Preferred Stock and Class B Preferred Stock have no preemptive rights to subscribe for or purchase any additional securities issued by K N. Subject to the preferential rights of the holders of the Class A Preferred Stock and Class B Preferred Stock, the holders of Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of K N upon liquidation, dissolution or winding up. Shares of Common Stock have no cumulative voting rights or redemption, sinking fund or conversion privileges.

ANTI-TAKEOVER MATTERS

     Charter and Bylaws Certain provisions of the K N Charter and the By-laws of K N could have the effect of preventing a change in control of K N in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of K N into three classes of as nearly an equal number as possible, having staggered terms of three years each; (b) the removal of directors only for cause or by unanimous vote of the remaining members of the Board of Directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of nine and a maximum of 15, with the exact number to be determined by the Board of Directors; (e) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provisions under (a), (b) and (d) above to two-thirds of the outstanding voting securities of K N; (f) the requirement that certain business combinations or transactions involving K N and any beneficial owner of more than 5% of the outstanding voting securities of K N be approved by holders of at least two-thirds of the outstanding voting securities of K N, including those held by such beneficial owner, unless the business combination or transaction is (I) approved by the Board of Directors before such beneficial owner became a holder of more than 5% of K N's outstanding voting securities or (II) approved by sufficient members of the Board of Directors to constitute a majority of the members of the full Board of Directors in office prior to the time such beneficial owner became a holder of more than 5% of K N's voting securities, or
(III) with an entity of which a majority of the outstanding shares of voting securities is owned by K N and its subsidiaries; (g) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provision under (f) above to two-thirds or more of the then outstanding shares of voting securities of K N; (h) the requirement that certain business combinations or transactions involving K N and any beneficial owner of 10% or more of the outstanding voting securities of K N be approved by holders of at least 80% of the outstanding voting securities of K N, including those held by such beneficial owner, unless (I) the business combination or transaction is approved by three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10 percent or more of K N's voting securities or (II) certain conditions relating generally to the fairness of the price to be received by stockholders of K N in such business combination or transaction are satisfied; (i) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provision under (h) above to 80% or more of the outstanding voting securities of K N unless approved by an affirmative vote of three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities; (j) certain procedural requirements for stockholder nominations to the Board of Directors; and (k) the requirement that special meetings of stockholders may only be called by stockholders owning 51% or more of the outstanding voting securities of K N, by a majority of the Board of Directors, the Chairman of the Board of Directors or the President of K N.

     Shareholder Rights Plan. On August 17, 1995, the Board of Directors of K N declared a dividend of one preferred share purchase right (a "Right") with respect to each outstanding share of Common Stock held of record on September 15, 1995 or issued thereafter and prior to the date the Rights become exercisable. Until the Rights become exercisable, they will be evidenced by certificates for shares of Common Stock and will automatically trade with the Common Stock. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradable. The full terms of the Rights are set forth in the Rights Agreement dated as of August 21, 1995, between the Company and The Bank of New York, as Rights Agent, a copy of which is filed as an exhibit to the Registration Statement.

     Each Right entitles the holder thereof to purchase from the Company one one-thousandth of a share of Class B Junior Participating Series Preferred Stock, without par value (the "Preferred Shares"), for a price of $80 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The Rights become exercisable upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding voting shares of the Company of (ii) ten business days following the commencement or announcement of an intention to commence a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding voting shares of the Company. The Rights will expire on the later of September 15, 2005 or the third anniversary of the date on which the Rights became exercisable (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

     If a person or group were to acquire 20% or more of the voting shares of the Company, each Right then outstanding (other than Rights beneficially owned by the acquiring person, which would become null and void) would become a right to buy that number of shares of Common Stock (or, under certain circumstances, the equivalent number of one one-thousandths of a Preferred Share) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right. If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding voting shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding voting shares of the Company, the Board of Directors may, at its option, issue shares of Common Stock (or Preferred Shares) in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group, which would become null and void) at an exchange ratio of one share of Common Stock (or one one-thousandth of a Preferred Share) for each Right, subject to adjustment. In addition, the Company is entitled to redeem all of the outstanding Rights at a price of $0.01 per Right at any time prior to the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding voting shares of the Company.

     Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

KANSAS BUSINESS COMBINATION ACT

     K N is subject to Sections 17-12,100 et seq. of the Kansas Statutes Annotated (the "K.S.A."), which imposes a three-year moratorium on business combinations between a Kansas corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation has approved either the business combination or the transaction by which the interested stockholder became such; (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock that was outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by management, directors and certain employees stock plans); or (c) on or after the date an interested stockholder becomes such, the business combination is approved by (i) the Board of Directors and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

KANSAS CONTROL SHARE ACQUISITIONS ACT

     K N is also subject to Sections 17-1286 et seq. of the K.S.A. (the "Kansas Control Share Acquisitions Act"), which applies to public corporations incorporated in Kansas that have certain other connections with the state. The Kansas Control Share Acquisitions Act relates principally to the acquisition of "control shares" in such a corporation. Under the Kansas Control Share Acquisitions Act, a control share acquisition is one that, except for the operation of the Act, would raise the acquiring person's voting power in the election of directors of the subject corporation to or above any of three thresholds: one-fifth or more but less than one-third of all voting power; one-third or more but less than a majority of all voting power; and at least a majority of all voting power. Whenever a control share acquisition occurs, the acquiring person has no voting rights with respect to those shares unless both a majority of all outstanding shares and a majority of all such shares excluding all "interested shares" (in general, shares beneficially controlled by the acquiring person or any officer or inside director of the subject corporation) approve the acquisition. If the control shares are accorded voting rights, then dissenters' rights are available under the Kansas Control Share Acquisitions Act to stockholders who did not vote in favor of the control share acquisition and who comply with certain prescribed procedures. If the stockholders vote not to accord voting rights to the control shares, however, then the issuing corporation has a 60-day option to redeem all such shares at market value.

OTHER MATTERS

     The Bank of New York serves as registrar and transfer agent for the Common Stock and for the Class A $5.00 Cumulative Preferred Stock. K N serves as registrar and transfer agent for its Class B $8.30 Series Cumulative Preferred Stock.

                              SELLING STOCKHOLDER

     The Selling Stockholder is a Delaware corporation having its principal office in Boston, Massachusetts. On July 13, 1994, K N acquired American Oil and Gas Corporation ("AOG") in a stock-for-stock merger (the "Merger") accounted for as a pooling of interests. The Selling Stockholder was the largest stockholder of AOG prior to the Merger, owning approximately 34.4% of the outstanding shares of common stock of AOG at the time of the Merger plus warrants to purchase approximately an additional 5.3% of such shares.

     Before its acquisition of AOG, K N had no material relationship with the Selling Stockholder. Pursuant to its merger agreement with AOG, at the time of the Merger K N elected a designee of the Selling Stockholder as a non-voting advisory director of K N, and for so long as the Selling Stockholder continues to own beneficially at least 10% of K N's voting securities, the Selling Stockholder will have the right to designate one such advisory director. Currently, such advisory director is R. Gordon Shearer, President of Cabot LNG Corporation. If the Selling Stockholder's beneficial ownership in K N is reduced below 10% but continues over 5%, then the Board of Directors of K N will appoint the Selling Stockholder's advisory director as a full director with voting rights, and the Selling Stockholder will be entitled to have one designee for election to the Board of Directors of K N.

     The following table sets forth the number of shares of Common Stock owned by the Selling Stockholder, the number of such shares being offered for sale by it, the number of such shares to be owned by the Selling Stockholder after such sale and the percentage of ownership of the outstanding shares of Common Stock as of April 30, 1996 represented by the holdings of the Selling Stockholder after such sale:

                                                   PERCENT OF
                                     SHARES TO BE   CLASS TO
                       SHARES BEING  OWNED AFTER    BE OWNED
    SHARES OWNED*          SOLD         SALE*      AFTER SALE*
    -------------      ------------  ------------  -----------
      4,840,186          500,000      4,340,186       14.9%

---------------

* Includes 642,232 shares of Common Stock underlying currently exercisable warrants assumed by K N in the Merger.

     The Prospectus Supplement relating to any Offered Securities being offered by the Selling Stockholder sets forth the number of shares of Common Stock being offered for its account as well as the number of such shares and the percentage of the outstanding Common Stock to be owned by the Selling Stockholder after completion of the offering.

     The Company will bear all of the expenses allocable to any Offered Securities sold for the Selling Stockholder's account, excluding underwriting discounts or commission allocable to such Offered Securities, fees and disbursements of counsel for the Selling Stockholder and any stock transfer taxes payable by reason of any such sale.

     This Prospectus is not the exclusive means for resale of any Common Stock of the Selling Stockholder registered hereunder. For example, the Selling Stockholder may also sell Common Stock owned by it pursuant to Rule 144 under the Securities Act. In addition, the Company has previously registered 1,500,000 shares of Common Stock of the Selling Stockholder for sale by the Selling Stockholder, all of which shares remained unsold as of the date of this Prospectus. Any sale of such 1,500,000 shares by the Selling Stockholder would be by means of a separate prospectus.

                              PLAN OF DISTRIBUTION

GENERAL

     Both the Company and the Selling Stockholder may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company, the Selling Stockholder or purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the Selling Stockholder, as the case may be, and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company or the Selling Stockholder, as the case may be, will be described, in the Prospectus Supplement.

     Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Under agreements which may be entered into by the Company or the Selling Stockholder, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Selling Stockholder, as the case may be, against or contribution toward certain liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENT

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                             VALIDITY OF SECURITIES

     The validity of the Offered Securities, as well as certain tax matters in connection therewith, will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas, who may rely on the opinion of Polsinelli, White, Vardeman & Shalton, Kansas City, Missouri, as to matters of Kansas law, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement. If the Offered Securities include any Common Stock of the Selling Stockholder, certain legal matters in connection therewith will be passed upon for the Selling Stockholder by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of K N Energy, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to such report, which calls attention to a change in accounting principles for postemployment benefits effective January 1, 1994.

================================================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Incorporation of Additional Documents
  by Reference........................   S-2
Use of Proceeds.......................   S-2
Ratios of Earnings to Fixed Charges...   S-3
The Company...........................   S-4
Description of Debentures.............   S-5
Underwriting..........................   S-8
Validity of Securities................   S-9

                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratios of Earnings to Fixed Charges...     3
Description of Debt Securities........     4
Description of Capital Stock..........    15
Selling Stockholder...................    19
Plan of Distribution..................    20
Validity of Securities................    21
Experts...............................    21

================================================================================

================================================================================

                                  $150,000,000

                                K N ENERGY, INC.

                              6.67% DEBENTURES DUE
                                NOVEMBER 1, 2027

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                                OCTOBER 22, 1997

             ======================================================